CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2015, relating to the consolidated and combined financial statements and financial statement schedules of CyrusOne Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the allocation of corporate costs from Cincinnati Bell Inc. for specified periods and the basis of presentation as of and for each period presented in the consolidated and combined financial statements) and the effectiveness of CyrusOne Inc. and subsidiaries’ internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K/A of Cincinnati Bell Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Dallas, Texas
May 29, 2015